Exhibit 4.47

Supplement Agreement to the Loan Repayment Contract

This Supplement Agreement to the Loan Repayment Contract (hereinafter referred to as “This Agreement”) is made, executed, and becomes effective by and between the following parties on February 10, 2026 (hereinafter referred to as the “Effective Date”) in the city of Wuxi, Jiangsu Province, the People’s Republic of China (hereinafter referred to as “China”, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and the Taiwan region) (hereinafter referred to as the “Place of Signing”):

Party A (Creditor/Pledgee):

1.	Nenggong Network Technology (Wuxi) Co., Ltd.

Address: Room 0405, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi

Unified Social Credit Code:

Skillful Craftsman Education Technology Limited

Address: 7th Floor, West Lobby, Building 7B, Shenzhen Bay ECO-Technology Park, Nanshan District, Shenzhen, Guangdong Province, PRC 518000

Party B (Debtor): Wuxi Wangdao Technology Co., Ltd.

Address: Room 0403, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi

Unified Social Credit Code:

Party C (Guarantor/Pledgor):

1.	GAO XIAOFENG (Party C1)

ID/Passport Number:

Address: Luoshe Town, Huishan District, Wuxi

2.	HUA LUGANG (Party C2)

ID/Passport Number:

Address: Luoshe Town, Huishan District, Wuxi

Party D (Executor): VStock Transfer, LLC

Party A1 and Party A2 are hereinafter collectively referred to as “Party A”; Party A and Party B are hereinafter referred to as the “Parties”; Party C1 and Party C2 are hereinafter collectively referred to as “Party C”; Party A, Party B, Party C, and Party D are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.	Party A1 (Creditor/Pledgee) is a wholly-owned subsidiary of Party A2 (Stock Code: EDTK), and Party B (Debtor) is an affiliate of Party A2.

2.	The Parties entered into the Loan Repayment Contract (hereinafter referred to as the “Principal Contract”) on March 17, 2025, stipulating that Party A would lend a total amount of RMB Ten Million Seven Hundred Thousand Yuan (RMB 10,700,000) to Party B for business operations, with the repayment deadline set as June 30, 2026. Upon mutual consultation, the Parties agree to extend the repayment period stipulated in the Principal Contract.

3.	The registered capital of Party B is RMB Ten Million Yuan (RMB 10,000,000). Party C are shareholders holding 100% of the equity of Party B, of which: Party C1 has made capital contribution of RMB Six Million Yuan (RMB 6,000,000), and Party C2 has made capital contribution of RMB Four Million Yuan (RMB 4,000,000). Party C1’s contribution ratio is 60%, and Party C2’s contribution ratio is 40% (hereinafter referred to as the “Target Equity”).

4.	Party C1 holds 2,670,000 shares of the Company’s stock, and Party C2 holds 900,000 shares of the Company’s stock (hereinafter referred to as the “Target Shares”).

5.	To ensure Party B’s full performance of all obligations under the Principal Contract and This Agreement after the extension, Party C voluntarily act as guarantors and agree to pledge their lawfully held Target Equity as aforementioned, assuming joint and several guarantee liability for Party B’s performance of all obligations under the Principal Contract.

6.	Party D acts as the witness and the executor for disposing of the pledged shares under This Agreement.

To clarify the rights and obligations of the Parties, and in accordance with laws and regulations such as the Civil Code of the People’s Republic of China, the Parties hereby reach the following agreement through equal consultation:

Article 1 Amendment of the Principal Contract and Extension of Repayment

1.1 The Parties confirm that the final repayment date for the loan under the Principal Contract is extended to February 6, 2029 (hereinafter referred to as the “Extended Due Date”).

1.2 From the effective date of This Agreement to the Extended Due Date (hereinafter referred to as the “Extension Period”), Party A agrees to suspend the accrual of interest on the entire loan under the Principal Contract.

Article 2 Secured Principal Creditor’s Rights

The principal creditor’s rights secured by This Agreement are all outstanding loan principal and interest under the Principal Contract after extension, amounting to RMB Ten Million Seven Hundred Thousand Yuan (RMB 10,700,000), as well as all expenses incurred by Party A in realizing the creditor’s rights and security rights (including but not limited to litigation fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, attorney fees, etc.).

Article 3 Pledge Guarantee

3.1 Pledged Shares: Party C agrees to pledge the Target Shares held by them as security for Party B’s full performance of all obligations under the Principal Contract and This Agreement.

3.2 Pledged Equity: Party C agrees to pledge the Target Equity held by them as security for Party B’s full performance of all obligations under the Principal Contract and This Agreement.

3.3 Scope of Guarantee: Party B’s full performance of all obligations under the Principal Contract and This Agreement, including but not limited to all principal creditor’s rights described in Article 2 of This Agreement.

3.4 Method of Guarantee: Party C shall provide pledge guarantee for Party B’s full performance of all obligations under the Principal Contract and This Agreement with their respective Target Equity and Target Shares, and the Parties C shall bear joint and several liability to each other. The pledge right shall be established from the date the pledged equity is recorded in Party B’s shareholder register and the relevant industrial and commercial pledge registration procedures are completed, and the pledge term shall last until all principal creditor’s rights are fully satisfied.

3.5 Party C warrants that they have legal, complete, and undisputed ownership of the pledged equity, that there are no ownership disputes over such equity, and that no other security interests or third-party restrictions have been created thereon.

3.6 The Parties shall, within 15 working days after the signing of This Agreement, jointly cooperate to complete the procedures for the establishment of the equity pledge registration with the company registration authority of Party B. Relevant expenses shall be borne by Party B.

Article 4 Guarantee

4.1 Guarantor: Party C.

4.2 Method of Guarantee: Party C shall provide an irrevocable joint and several liability guarantee for Party B’s full performance of all obligations under the Principal Contract and This Agreement.

4.3 Scope of Guarantee: Party B’s full performance of all obligations under the Principal Contract and This Agreement, including but not limited to all principal creditor’s rights described in Article 2 of This Agreement.

4.4 The guarantee period for this guarantee shall be the Extension Period. If the principal creditor’s rights are performed in installments, the guarantee period shall be calculated from the expiration of the performance period of the last installment.

4.5 Party B and Party C jointly confirm that they have completed the necessary internal decision-making procedures for providing the guarantee and security under This Agreement, and that it does not violate any legal documents binding upon them.

Article 5 Authorization of Executor

5.1 The Parties unanimously agree and authorize Party D as the executor for disposing of the Target Shares under This Agreement. Party D accepts the aforementioned authorization and agrees to dispose of the Target Shares in accordance with the provisions of This Agreement.

5.2 Before the Extended Due Date or before Party B fully performs all obligations under the Principal Contract and This Agreement, if Party C needs to dispose of (including but not limited to agreement transfer, auction, sale, etc.) the Target Shares, they shall obtain prior written consent from Party A, and Party A shall notify Party D in writing. Party D may only dispose of the Target Shares after receiving Party A’s written notice consenting to the disposal.

Article 6 Representations and Warranties of the Parties

Each Party respectively represents and warrants to the other Parties:

6.1 It has all necessary rights, authorizations, and approvals to execute and perform This Agreement.

6.2 The execution and performance of This Agreement do not violate any laws, regulations, judgments, contracts, or agreements binding upon it.

6.3 Once signed, This Agreement constitutes a legal, valid, and binding obligation upon it.

Article 7 Notices

During the performance of This Agreement, the addresses for service of notices and written documents are as follows:

Party A (Creditor/Pledgee):

1.	Nenggong Network Technology (Wuxi) Co., Ltd. (Party A1)

Service Address: Room 0405, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi

2.	Skillful Craftsman Education Technology Limited (Party A2)

Service Address: 7th Floor, West Lobby, Building 7B, Shenzhen Bay ECO-Technology Park, Nanshan District, Shenzhen, Guangdong Province

Contact Person: Fu Bin

Phone:

Email:

Party B (Debtor): Wuxi Wangdao Technology Co., Ltd.

Service Address: Room 0403, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi

Contact Person: Gao Xiaofeng

Phone:

Email:

Party C (Guarantor/Pledgor):

1.	GAO XIAOFENG (Party C1)

Service Address: 3rd Floor, Lingchuang Guoke, No. 18 Xinyuan Road, Luoshe Town, Huishan District, Wuxi

Phone:

Email: 1HUA LUGANG (Party C2)

Service Address: 3rd Floor, Lingchuang Guoke, No. 18 Xinyuan Road, Luoshe Town, Huishan District, Wuxi

Phone:

Email:

Party D (Executor): VStock Transfer, LLC

Contact Person:

Email:

During the performance of This Agreement, notices shall be sent in written form (including email, fax) to the addresses specified in Article 7 of This Agreement. If any Party changes the above information, it shall notify the other Parties at least three (3) days in advance. Failure to notify the other Parties in a timely manner shall result in the Party bearing the adverse consequences itself; if losses are caused to other Parties, it shall bear full liability for compensation.

Article 8 Liability for Breach of Contract

8.1 If Party B fails to repay the debt in full by the Extended Due Date, or fails or is unable to fully perform its obligations under the Principal Contract and This Agreement, then from the date of default, Party A shall have the right to resume calculating default interest according to the terms of the Principal Contract and This Agreement and the upper limit permitted by Chinese law, demand Party B compensate for all losses suffered by Party A, and demand Party C immediately assume joint and several guarantee liability. Simultaneously, Party A has the right to notify Party D in writing to immediately dispose of the Target Shares, with the proceeds given priority to repay Party A’s creditor’s rights under the Principal Contract and This Agreement and all expenses incurred in realizing the creditor’s rights and security rights.

8.2 Any Party violating any provision of This Agreement shall compensate the other Parties for all losses thereby caused.

Article 9 Governing Law and Dispute Resolution

9.1 The formation, validity, interpretation, performance, and dispute resolution of This Agreement shall be governed by and construed in accordance with the laws of China.

9.2 Any dispute arising from or in connection with This Agreement shall first be resolved by the Parties through friendly negotiation; if negotiation fails, any Party may submit the dispute to the Shanghai International Arbitration Center for arbitration in accordance with the arbitration rules effective at the time of applying for arbitration. The arbitral award is final and binding on all Parties.

Article 10 Miscellaneous

10.1 This Agreement shall take effect upon signature and seal. This Agreement is made in eight (8) originals, with Party A, Party B, and Party C each holding one (1) original, Party D holding one (1) original, and the remainder used for registration procedures. All originals have equal legal effect.

10.2 This Agreement is a supplementary agreement to the Principal Contract, and the pledgor’s commitment to the pledgee regarding the debtor’s performance. In case of any inconsistency between the Principal Contract and This Agreement, This Agreement shall prevail; matters not stipulated in This Agreement shall still be governed by the Principal Contract. The Parties agree that, except for the terms explicitly modified by This Agreement, the other terms of the Principal Contract remain legally binding on the Parties.

(End of text)

(No text below, signing page for the Supplement Agreement to the Loan Repayment Contract between Nenggong Network Technology (Wuxi) Co., Ltd., Skillful Craftsman Education Technology Limited, Wuxi Wangdao Technology Co., Ltd., GAO XIAOFENG, HUA LUGANG and VStock Transfer, LLC)

In witness whereof, This Agreement is executed and becomes effective by the following Parties at the time and place specified at the beginning of the text:

Party A: Nenggong Network Technology (Wuxi) Co., Ltd. (Seal)

Authorized Representative (Signature):

Gao Xiaofeng

Skillful Craftsman Education Technology Limited (Seal)

Authorized Representative (Signature):

Fu Bin

Party B (Seal): Wuxi Wangdao Technology Co., Ltd.

Authorized Representative (Signature):

Party C:

GAO XIAOFENG (Signature):

Gao Xiaofeng Hua Luogang

HUA LUGANG

(Signature):

Party D (Seal): VStock Transfer, LLC

Authorized Representative (Signature):